UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONSUMERS BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

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CONSUMERS BANCORP, INC.
614 East Lincoln Way
P.O. Box 256
Minerva, Ohio 44657

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 26, 2011

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Consumers Bancorp, Inc. will be held at The Quarry Golf Club, 5650 Quarry Lake Drive SE, Canton, Ohio, on Wednesday, October 26, 2011, at 12:00 p.m. (local time), for the following purposes:

1.	To elect four Class II directors to serve a three-year term until the Annual Meeting of Shareholders in 2014 or until their successors are elected and qualified; and

2.	For the transaction of any other business that may properly come before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on September 6, 2011 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the envelope provided, or authorize your proxy electronically over the Internet or by telephone as promptly as possible. Please refer to the proxy card enclosed for information on authorizing your proxy electronically. If you attend the meeting and so desire, you may withdraw your proxy by giving a written notice of revocation and vote in person.

By Order of the Board of Directors

Laurie L. McClellan Chairman

Minerva, Ohio
September 16, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on October 26, 2011

The proxy statement and annual report to security holders are available at http://www.cfpproxy.com/5748

CONSUMERS BANCORP, INC.
614 East Lincoln Way
P.O. Box 256
Minerva, Ohio 44657

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 26, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumers Bancorp, Inc. (the Company, Consumers or Consumers Bancorp) for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held at The Quarry Golf Club, 5650 Quarry Lake Drive SE, Canton, Ohio, on Wednesday, October 26, 2011, at 12:00 p.m., local time and any adjournments thereof.

This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about September 16, 2011. It is contemplated that solicitation of proxies generally will be by mail. However, officers or employees of Consumers Bancorp or Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, may also solicit proxies by electronic media without additional compensation. Consumers Bancorp will pay the costs associated with the solicitation of proxies.

Shareholders of record at the close of business on September 6, 2011 are entitled to notice of and to vote at the Annual Meeting. As of September 6, 2011, 2,049,873 Consumers Bancorp common shares, no par value, were issued and outstanding. Each shareholder will be entitled to one vote for each common share beneficially owned on all matters that come before the Annual Meeting.

Proxies solicited by the Board of Directors will be voted in accordance with the instructions given, unless revoked. Where no instructions are provided, all properly executed proxies will be voted (1) for the election to the Board of Directors of all nominees for Class II directors named in this Proxy Statement; and (2) at the discretion of the holders of the proxies, on such other business that may properly come before the meeting or any adjournment thereof.

The shareholders present in person or by proxy shall constitute a quorum. The four nominees receiving the highest number of votes cast, including votes cast cumulatively, shall be elected Directors. Abstentions and broker non-votes will be counted in establishing the quorum. A proxy may be revoked at any time before it is voted by providing written notice to Consumers Bancorp, by submitting a later dated proxy or by voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to Ms. Theresa Linder, Secretary, Consumers Bancorp, Inc., P.O. Box 256, Minerva, Ohio 44657.

PROPOSAL 1
ELECTION OF DIRECTORS

Election of Directors

The Board of Directors, acting through the Corporate Governance/Nominating Committee, is responsible for identifying and evaluating candidates for Board membership. The Board currently consists of ten members and the Company’s Amended and Restated Articles of Incorporation provides that the Board of Directors be divided as equally as possible into three classes designated as Class I, Class II and Class III. Generally, the directors in each class are elected to serve staggered three year terms so that the term of office of one class of directors expires at each annual meeting. Currently, the Board of Directors has three directors in Class I with terms expiring in 2013, four directors in Class II with terms expiring in 2011 and three directors in Class III with terms expiring in 2012.

On December 23, 2010, the Board of Directors of Consumers Bancorp, Inc. approved the appointment of Bradley Goris as a Class II director effective January 1, 2011. The term of office of current Class II directors Bradley Goris, David W. Johnson, Laurie L. McClellan, and Harry W. Schmuck, Jr., will expire at the annual meeting on October 26, 2011 and the current Class II directors constitute the nominees to be elected to serve until the 2014 annual meeting and until their successors are elected. Additional information concerning the nominees for director, the directors and executive officers of Consumers Bancorp is provided in the following pages.

The common shares represented by the accompanying proxy will be voted for the election of the nominees to serve as directors, unless contrary instructions are indicated on the proxy card. The nominees for director receiving the greatest number of “for” votes will be elected as directors. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

If one or more of the nominees should at the time of the Annual Meeting be unavailable or unable to serve as a director, the common shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

The Board of Directors recommends that the shareholders vote “FOR”
the election of the nominees for Class II directors.

DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees for Election at the Annual Meeting

Class II Directors – Term ending in 2011

Bradley Goris (age 57) was appointed as a Director of Consumers Bancorp, Inc. and Consumers National Bank in January of 2011. Mr. Goris is a Member of the Compensation Committee and the Corporate Governance/Nominating Committee. He is currently a Principle Agent of the Goris-Meadows Insurance Agency, a subsidiary of A.A. Hammersmith Insurance, where he serves as Vice-President in Alliance.  He is also a Managing Member of Goris Properties, LLC, a family real estate development and management firm in Alliance.  Mr. Goris’s experience and commitment to local service and nonprofit organizations supports Consumers National Bank’s community bank philosophy.

David W. Johnson (age 51) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since July of 1997. He is an Independent Member of the Asset Liability Committee, the Corporate Governance/Nominating Committee (Chairman) and the Compensation Committee. Mr. Johnson has been in the tile manufacturing business since 1982. He is currently the Chief Executive Officer of Summitville Tiles, Inc., previously serving as President and Vice President of Administration, located in Summitville, Ohio. He is currently President of Spread Eagle Tavern & Inn, serving in that capacity since 1990, a fine dining restaurant and restored inn in Hanoverton, Ohio.  Mr. Johnson is a Partner in PCJ Ltd. and Johnson Joint Venture, both family holding companies.  Mr. Johnson has extensive management knowledge, business experience and is dedicated to community and civic affairs, serving on various educational, political and business boards and in June 2011 he was appointed by Governor Kasich to serve on the Board of the Ohio Bureau of Workers Compensation. As a leader in manufacturing, Mr. Johnson has represented the industry at both the State and Federal levels. Having served as Chairman of Corporate Governance and as member of the Asset and Liability Committee since joining the Board, Mr. Johnson has a strong history in bank governance.

Laurie L. McClellan (age 58) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since October of 1987 and as Chairman of the Boards since March of 1998. During the past year Ms. McClellan performed internal corporate duties with an emphasis on investor and community relations and was named the Director of Investor Relations for Consumers Bancorp, Inc. Prior to becoming Chairman, she served as Corporate Secretary and Vice Chairman of the Boards. In 2005, Ms. McClellan was appointed Acting Treasurer of Consumers Bancorp. Ms. McClellan is the Manager of the Romain Fry Investment Company, LLC and has served on various community and nonprofit advisory boards. She has 24 years experience in Community Banking with an extensive knowledge of the Company’s history and operations and has a good understanding of banking regulation and compliance.

Harry W. Schmuck (age 62) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since November of 2005. Mr. Schmuck is an Independent Member of the Audit Committee, Corporate Governance/Nominating Committee and Loan Committee and served on the Asset Liability Committee until November 2010. He is the Operations Manager of Schmuck Partnership, an Agricultural Business, working in the business since 1970, and a Farm Sales Associate of Russ Kiko & Associates, Inc. Mr. Schmuck brings experience in agricultural products and livestock sales and valuation. He is responsible for guiding the Schmuck Partnership in security and investment decisions. Mr. Schmuck brings strong interpersonal skills, having a firm understanding of management, operations and marketing. He has served on various community agencies and boards. His knowledge in agriculture has benefited the Loan Committee in analyzing farm credits since joining the Board in 2005.

Continuing Directors

Class I Directors – Term ending in 2013

James V. Hanna (age 68) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since February of 2005. Mr. Hanna is a Member of the Asset Liability Committee and Loan Committee. He is retired from a career in security and law enforcement, having spent 13 years as a Security Officer for the Ford Motor Company and five years as a Patrolman and Narcotics Agent for the Canton City Police Department. He continues as a Deputy Sheriff for the Carroll County Sheriff’s Department, having served since 1999.  Mr. Hanna is Manager for the Hanna Family Investment Company, LLC. Having experience in the investment area, he has actively served on the Asset Liability Committee since joining the Company.

James R. Kiko, Sr. (age 67) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since February of 1997. He is an Independent Member of the Audit Committee, Executive Committee, Loan Committee (Chairman) and served on the Nominating Committee until November 2010. Mr. Kiko was a Director for Kiko Auctioneers, Inc. until 2009. He is a Certified Auctioneer and has held various positions including Auctioneer, Vice President and President with Kiko Auctioneers, Inc. and Russ Kiko Associates, Inc., in Canton, Ohio, conducting business in real estate brokerage and auction services, and he is a Realtor with the Richard T. Kiko Agency, involved with real estate sales since 1962. Mr. Kiko is a part owner and operator of Kiko Farms. He has a strong background in real estate and equipment sales and evaluation as well as experience in business management and agriculture. He has served on the Loan Committee since joining the Board in 1997, offering current trend information on property values that are appropriate for the varying economic conditions.

John E. Tonti (age 70) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since March of 2004. He is an Independent Member of the Asset Liability Committee, Audit Committee (Chairman) and Executive Committee and was appointed to the Compensation Committee as of November 2010. He is a CPA and former Partner of Hill, Barth & King, in Salem, Ohio, serving from 1963 to 2000. Mr. Tonti is currently the President of the Salem Community Foundation, is a member of the Board of Directors of the Better Institute of American Art and is retired from the former Key Bank, Canton-Mahoning Advisory Board. He served as Executive Director of the Northern Columbiana County United Way from 2003 to 2006. Mr. Tonti brings a strong financial and investing background, serving as the Audit Committee’s Chairman and as the Board’s “Financial Expert” since 2005. He brings a long history of involvement with the banking industry, has an extensive community service background and has a good understanding of nonprofits.

Class III Directors – Term ending in 2012

John P. Furey (age 59) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since August of 1995. Mr. Furey is an Independent Member of the Audit Committee, the Compensation Committee (Chairman), the Executive Committee and the Loan Committee. He is currently Corporate President of Furey’s Wheel World, Inc., located in Malvern, Ohio, an automotive retail sales business, serving in that capacity since 1974. He is a Licensed Pilot, Certified Flight Instructor and Aircraft Builder. During his career in the Automotive Industry he has served on several automotive and finance advisory boards and has a strong management background with extensive knowledge in automotive sales, marketing, financing and customer service. Over his sixteen year history as a director of the bank, Mr. Furey has served on various standing and ad hoc committees and has developed a valuable background in community banking.

Thomas M. Kishman (age 62) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since March of 1995. Mr. Kishman is an Independent Member of the Audit Committee, the Corporate Governance/Nominating Committee, and the Compensation Committee until November 2010 and was appointed to the Asset Liability Committee in November 2010. He is currently the co-owner of Kishman’s IGA and GasNGo located in Minerva, Ohio, a retail grocery and fuel center. Mr. Kishman has spent his entire career in retail sales, working in the family’s grocery business since 1964. He has a strong management background and is a dedicated member and supporter of the local community. Serving as past Chairman of the Audit Committee and as a member of Corporate Governance Committee for ten years, Mr. Kishman has a good understanding of banking risks and controls.

Ralph J. Lober, II (age 44) has served as a Director of Consumers Bancorp, Inc. and Consumers National Bank since 2008.  Mr. Lober is currently the President and Chief Executive Officer, first joining the Company in 2007 as Executive Vice President and Chief Operating Officer. Mr. Lober was promoted to President and was appointed to Consumers National Bank Board of Directors in January 2008. In December 2008, Mr. Lober was appointed to Consumers Bancorp., Inc. Board of Directors. Mr. Lober currently is a Member of the Asset Liability Committee (Chairman) and Loan Committees. Having served as Cashier, Executive Vice President and Chief Financial Officer at Morgan Bank National Association from 1999 until May of 2007, Mr. Lober came to Consumers with a strong background in finance, funds management and operations. In addition, Mr. Lober spent the first part of his career at Mellon Bank before becoming the Internal Audit Manager at S.R. Snodgrass, A.C. from 1995 to 1999 where he developed, implemented and managed outsourced internal audit and compliance for community banks throughout Pennsylvania and Ohio.

THE BOARD OF DIRECTORS AND
ITS COMMITTEES

The Board of Directors conducts its business through meetings of the Board and its committees. Consumers Bancorp held 13 Board meetings during the 2011 fiscal year. All directors attended at least 75% of the total number of Consumers Bancorp Board meetings and meetings held by all committees of the Board on which they served during the 2011 fiscal year. Mr. Goris was appointed to Consumers Bancorp and Consumers National Bank Board of Directors in January 2011. Currently, each member of the Board of Directors of Consumers Bancorp also serves as a member of the Board of Directors of Consumers National Bank. Consumers National Bank held 13 Board of Directors meetings during the 2011 fiscal year, plus two days of Strategic Planning meetings. The Company has determined that all directors, except Mr. Hanna, Ms. McClellan and Mr. Lober are “independent” directors under the listing standards of the NASDAQ Stock Market Marketplace Rules and the additional independence requirements of the Company.

Although the Company does not have a formal policy with respect to Board member attendance at the annual meeting of shareholders, each member is encouraged to attend. All Board members attended the 2010 Annual Meeting of Shareholders.

Consumers Bancorp has an Asset/Liability Committee, Audit Committee, Compensation Committee, Corporate Governance/Nominating Committee, Executive Committee, and Loan Committee, each of which serves in dual capacity as a committee of Consumers Bancorp and Consumers National Bank.

The Asset/Liability Committee is comprised of Mr. Hanna, Mr. Johnson, Mr. Kishman, Mr. Tonti and Mr. Lober, who serves as chairman. Mr. Schmuck served on the committee from July 1, 2010 until November 10, 2010. The Asset/Liability Committee is primarily responsible for ensuring both Consumers Bancorp and Consumers National Bank have adequate investment and funds management policies. The committee makes recommendations relative to the strategic direction of the Company and establishes key benchmarks relative to performance. The Asset/Liability Committee is also responsible for establishing procedures for monitoring the management of the investment portfolio and Consumers National Bank’s liquidity, capital and interest rate risk position. During the fiscal year 2011, the Asset/Liability Committee met four times.

The Audit Committee is comprised of Mr. Furey, Mr. Kiko, Mr. Kishman, Mr. Schmuck and Mr. Tonti, who serves as chairman. The oversight function of the Audit Committee includes the review of all internal and external audit functions and the approval and engagement of the Company’s independent auditors. The Audit Committee Charter is available on the Company’s website at www.consumersbank.com. The Board of Directors of Consumers Bancorp has determined that each member of the Audit Committee meets the independence standards of the NASDAQ Stock Market Marketplace Rules and that Mr. Tonti satisfies the requirements of a “financial expert” as defined by the applicable Security and Exchange Commission rules and regulations. The Report of the Audit Committee is on page 14 of this Proxy Statement. During fiscal year 2011, the Audit Committee met six times.

The Compensation Committee reviews overall bank compensation policies and executive management compensation. This committee is comprised of Mr. Goris, Mr. Johnson, Mr. Tonti and Mr. Furey, who serves as chairman. Mr. Kishman and Ms. McClellan served on the committee from July 1, 2010 until November 10, 2010. The Report of the Compensation Committee is on page 13 of this Proxy Statement. Our compensation philosophy and objectives are described in the Compensation Discussion and Analysis section beginning on page 9 of this Proxy Statement. During the fiscal year 2011, the Compensation Committee met five times. The Compensation Committee Charter is available on the Company’s website at www.consumersbank.com.

The Loan Committee is comprised of Mr. Furey, Mr. Hanna, Mr. Lober, Ms. McClellan, Mr. Schmuck, and Mr. Kiko, who serves as chairman. The Loan Committee reviews the lending policies and monitors Loan Administration’s compliance with such policies, ensures management’s handling of credit risk complies with board decisions about acceptable levels of risk, ensure management follows appropriate procedures to recognize adverse trends, takes any needed corrective actions and maintains an adequate allowance for loan and lease losses. The Loan Committee is also responsible for approving loans that exceed Internal Loan Committee’s lending authority. During the fiscal year 2011, the Loan Committee met 32 times.

The Executive Committee oversees enterprise risk management, technology and services and approves key vendors. The committee also reviews various executive and interim Board matters as outlined by its charter. This committee is comprised of Mr. Furey, Mr. Kiko, Mr. Tonti and Ms. McClellan, who serves as the Chairman. During the fiscal year 2011, the Executive Committee met six times.

In January 2011 the Corporate Governance and Nominating Committees were combined into one committee and the resulting committee is responsible for the selection of individuals for nomination or re-election to the Board of Directors, making independent recommendations to the Board of Directors as to best practices for Board governance and conducting an evaluation of Board performance. The Corporate Governance/Nominating Committee is comprised of Mr. Goris, Mr. Kishman, Mr. Schmuck and Mr. Johnson, who serves as chairman. Mr. Kiko and Ms. McClellan served as a member of the Nominating Committee from July 1, 2010 until November 10, 2010. The Board of Directors of Consumers Bancorp has determined that Mr. Goris, Mr. Johnson, Mr. Kishman and Mr. Schmuck meet the independence standards of the NASDAQ Stock Market Marketplace Rules. During fiscal year 2011, the Nominating Committee met twice and the combined Corporate Governance/Nominating Committee met once.

Under the terms of the Corporate Governance/Nominating Committee Charter the committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination for re-election. The Corporate Governance/Nominating Committee will consider candidates for director who are recommended by shareholders in accordance with the Company’s Code of Regulations and the Board Addition/Replacement Procedures found in the Board Supervision Policy. Candidates must be individuals with a good reputation who demonstrate civic character, business success and community involvement. They must be willing to commit their time to Board and committee meetings, keep apprised of banking issues and complete continuing education courses. The Corporate Governance/Nominating committee is responsible for the selection of the final slate of nominees for election to the Board of Directors. Those nominees recommended by the Committee are then submitted to the Board of Directors for approval. The Corporate Governance/Nominating Committee Charter is available on the Company’s website at www.consumersbank.com.

Shareholders desiring to nominate a candidate for election as a director at the 2012 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver written notice to the Secretary of Consumers Bancorp, at its executive offices, 614 East Lincoln Way, Minerva, Ohio 44657, not later than August 1, 2012 or such nomination will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the nomination if a shareholder has failed to submit the nomination by August 1, 2012 or if the candidate does not meet criteria set forth in the Company’s Amended and Restated Regulations.

Board Leadership Structure; Role in Risk Oversight

In accordance with our regulations, the Board elects our Chairman and Chief Executive Officer, or CEO, and each of these positions may be held by the same person or may be held by different people. Currently the offices of Chairman and CEO are separated. The Board believes that the separation of offices of the Chairman and CEO is appropriate at this time as it allows our CEO to focus primarily on management and operating responsibilities.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition.  Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Director Compensation

The Compensation Committee annually reviews and recommends to the Board of Directors the proposed director fees after consideration of information from peer surveys, past compensation practices and the Company’s performance. The Board is responsible for approving the fees for attending Board meetings and committee meetings. The Board believes the fees are competitive with the fees paid by other peer banks of a comparable size and will ensure the Company attracts and retains qualified Board members.

Non-employee directors received an annual retainer of $2,000 and are compensated for each meeting of the Consumers National Bank Board of Directors and each committee meeting they attend. Compensation for attendance at a Board of Directors meeting was $800 per meeting. The following table details the fees paid to each non-employee director for attendance at committee meetings:

	Asset/ Liability		Audit	Compensation	Corporate Governance/ Nominating	Executive		Loan

Committee Chair	$	*	$300	$200	$200	$	*	$200

Committee Member		$100	$200	$100	$100		$200	$100

* Denotes committee chaired by an employee of the Company

In addition, an incentive pool based on overall Company profitability was available to non-employee directors. For the 2011 fiscal year, the Compensation Committee selected net income of $2.3 million and an efficiency ratio of 70.0% as the corporate performance targets. A reduced incentive was available if the Company achieved at least 95.0% of the net income target, or net income of $2.2 million and an efficiency ratio of less than 71.0%. Reported net income results for the 2011 fiscal year were above 95.0% of the targeted level and the efficiency ratio was below 71.0% therefore, an incentive was earned by each non-employee director as part of this program.

Ms. McClellan and Mr. Lober are employees of Consumers National Bank and received no additional compensation for their service as a director.

The following table summarizes the compensation earned by or awarded to each non-employee director who served on the Board during the 2011 fiscal year. The compensation received by Mr. Lober is shown in the “Summary Compensation Table” which is included under the “Executive Officers” section in the following pages.

Name	Fees earned or paid in cash ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Furey	$18,100	$1,067	$—	$—	$19,167
Bradley Goris	7,100	534	—	—	7,634
James V. Hanna	15,900	1,067	—	—	16,967
David W. Johnson	12,100	1,067	—	—	13,167
James R. Kiko, Sr.	22,100	1,067	—	—	23,167
Thomas M. Kishman	14,000	1,067	—	—	15,067
Harry W. Schmuck, Jr.	19,900	1,067	—	—	20,967
John E. Tonti	16,300	1,067	—	—	17,367

At the beginning of the 2012 fiscal year, the director board meeting and committee meeting fees remained the same as the previous fiscal year. A total incentive pool for all non-employee directors of $15,000 has been established that will be paid if certain corporate performance targets are achieved. Under the 2010 Omnibus Incentive Plan, Restricted Stock awards will be made to all directors, executive officers and vice presidents during the 2012 fiscal year. The value of Restricted Stock granted to each non-employee director will approximate 5% of each non-employee director’s total compensation earned. The Restricted Stock will vest on a four year graduated vesting schedule if certain specified net income performance targets as established by the Compensation Committee are achieved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of securities, such as common shares, if such person has or shares voting power or investment power in respect of such securities. In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting or investment power over the security within sixty days, for example, through the exercise of a stock option. Information is provided below about each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock as of August 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of August 31, 2011		Percent of Common Shares
Laurie L. McClellan 28 Tepee Drive Minerva, Ohio 44657	432,709	(1)	21.11%

James V. Hanna 14269 Lincoln S.E. Minerva, OH 44657	161,210	(2)	7.86%

(1)	Includes 426,207 shares owned by or jointly with family members, trusts, various corporations and partnerships.
(2)	Includes 157,263 shares owned by or jointly with family members, trusts, various corporations and partnerships.

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of August 31, 2011 for each director and named executive officers of the Company and for all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Shares (if 1% or Greater)
John P. Furey	30,560	(1)	1.49%
Bradley Goris	1,417	(2)	*
James V. Hanna	161,210	(3)	7.86%
David W. Johnson	11,414	(4)	*
James R. Kiko, Sr.	9,674	(5)	*
Thomas M. Kishman	12,705	(6)	*
Ralph J. Lober, II	7,747	(7)	*
Laurie L. McClellan	432,709	(8)	21.11%
Harry W. Schmuck, Jr.	7,146		*
John E. Tonti	7,260	(9)	*
Paul B. Hugenberg, III	249		*
Renee K. Wood	1,493	(10)	*
All directors and executive officers as a group (15 persons)	688,429		33.58%

*	Denotes less than one percent of outstanding shares.
(1)	Includes 26,160 shares owned by or jointly with family members or trusts.
(2)	Shares are owned jointly with family members.
(3)	Includes 157,263 shares owned by or jointly with family members, trusts, various corporations and partnerships.
(4)	Shares are pledged as collateral.
(5)	Includes 3,451 shares owned by family members or partnerships.
(6)	Includes 6,705 shares owned by or jointly with family members.
(7)	Includes 7,518 shares owned jointly with family members.
(8)	Includes 426,207 shares owned by or jointly with family members, trusts, various corporations and partnerships.
(9)	Includes 4,740 shares held in a trust.
(10)	Includes 1,143 shares owned jointly with family members.

EXECUTIVE OFFICERS

The following information is provided with respect to each person who currently serves as an executive officer of the Company.

Stormie Gross (age 54) serves as Senior Vice President Risk Manager and joined the Company in March 2003. Ms. Gross served as Vice President Risk Manager, Compliance Officer from January 2007 to January 2010 and was promoted to Senior Vice President Risk Management in January 2010. Ms. Gross has over 30 years of banking experience with 19 of them in the risk management and audit areas. Ms. Gross also served as the Internal Audit Manager from 2005 to 2006 and Loan Review Officer from 2003 to 2005.

Paul B. Hugenberg, III (age 39) serves as Senior Vice President, Chief Information Officer and joined the Company in May 2005. Mr. Hugenberg has worked in banking for the past 13 years and joined Consumers as the Chief Information Officer and was promoted to Senior Vice President, Chief Information Officer in January 2010. His previous occupations and employment include Senior Manager, Information Risk and Performance Services with Crowe Chizek and Company LLC from 2003 to 2005 and Adjunct Faculty, Stark State Technical College from 2007 to 2008.

Philip M. Suarez (age 62) has served as Executive Vice President, Chief Credit Officer since January 2010 and served as Chief Credit Officer from July 2009 to January 2010.  Mr. Suarez joined Consumers in 2000 as Senior Vice President and Senior Loan Officer. His prior banking experience covers over 25 years, including many years of commercial banking in the Chicago, Illinois and Youngstown, Ohio areas.

Larry Marcus (age 52) has served as Senior Vice President and Senior Loan Officer since joining the Bank in July 2009. Mr. Marcus came to the Bank with 23 years of experience which include Vice President of Finance with The Stark Development Board from 1999 to July 2009 where he was responsible for the lending area of Small Business Association loan programs, coordinating with bankers, professionals and small business owners. Prior banking experience includes commercial lending from 1986 to 1999 with an emphasis in small and middle markets.

Renee K. Wood (age 40) serves as Senior Vice President, Chief Financial Officer and Treasurer, having been appointed to this position in January 2010. Ms. Wood served as Chief Financial Officer and Treasurer beginning in July 2005 and joined Consumers in January 2005 as Controller. Prior to joining Consumers, Ms. Wood served as Vice President, Controller of the Finance Department for Unizan Bank, National Association from 2002 to 2005. Her 18 years of experience have been in senior or management level positions in the accounting or finance areas of banking.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis provides information regarding the compensation awarded to, earned by, or paid to the named executive officers serving as of June 30, 2011 whose compensation is detailed in this proxy statement. These named executive officers are the president and chief executive officer, chief financial officer and the chief information officer. The Board of Directors has delegated to the Compensation Committee responsibility for the oversight and administration of compensation of the Company. The committee reviews and recommends company benefit and incentive plans, as well as, reviewing the individual performance of the chief executive officer and executive management.

Compensation Philosophy and Objectives

The objective of the Company’s compensation program is to fairly compensate the executive officers in light of their individual performances and their contributions to the performance of the Company, thereby aligning executives’ incentives with shareholder value creation. The compensation philosophy is designed to reward effort and achievement by the officers and provide them with compensation targeted at market competitive levels. The Company’s compensation program includes the following core components: base salary, cash incentive compensation, long-term compensation and certain change of control agreements. The Compensation Committee manages all components on an integrated basis to achieve the following objectives: to attract and retain highly qualified management, to provide shorter-term incentive compensation that varies directly with the Company’s financial performance and to focus management on both annual and long-term goals. The Company believes that, by setting and adjusting these elements, it has the flexibility to offer appropriate incentives to its executive officers.

During the 2010 fiscal year, the Compensation Committee retained Meyer-Chatfield Compensation Advisors in order to review executive officers compensation and to make recommendations regarding the structure of these compensation packages.

Comparison information was gathered from public data for peer banks and from regional and national compensation survey information. Some of the resources used to compare the compensation offered by peer banks were American Bankers Association, Bank Administration Institute, Watson Wyatt Data Services and CompAnalyst. The primary factors used to determine an appropriate community bank peer group included, asset size, per capita income of the surrounding market and general performance metrics, such as return on equity (ROE). An analysis of ROE as of the third quarter of 2009, demonstrated that the performance of Consumers was within the high performing group when compared to publicly traded peer banks with assets below $300 million. The next higher asset size group of $300 to $500 million was considered when no comparable data was available for the job responsibilities of a particular executive or when the job duties did not align with Consumers’ executive officer positions.

Based on Meyer-Chatfield’s Executive Compensation study, the Compensation Committee adopted the philosophy to target executive compensation at the midpoint of compensation paid to similarly situated executive officers at comparable high performing peer banks within our region and asset size. Individual opportunities may be above or below this general target level at times for a variety of reasons, including individual and corporate performance, recruiting and retention reasons.

Components of Compensation

Base Salary

Base salary is a major factor in attracting and retaining key personnel and therefore is the primary component of our executive officer’s compensation. In setting an officer’s base salary, the Company considers parameters set by its size and complexity and the salaries offered by peers. Based on Meyer-Chatfield’s Executive Compensation study, the Compensation Committee adopted the philosophy to target executive compensation to the midpoint of high performing banks within our region and asset size. In order to develop individualized plans to achieve total compensation at the midpoint of high performing banks within our region and asset size, an average of the base gap and total compensation gap was calculated, and existing long-term compensation and targeted long-term compensation was considered for each executive officer. The Company’s performance as measured by its results compared to previous years is also considered in determining the overall adjustments to executive officers salaries. Specific salaries are adjusted to reflect the contributions of the executive officer to the Company’s operations and the accomplishment of its long-term goals.

Based on a review of the company’s strategic direction, individual career path objectives and succession planning in conjunction with the broad databases and other publicly available information, the Company believes that its executive compensation practices are in line with its compensation philosophy and objectives described above.

Incentive Compensation

On January 1, 2008, an annual incentive compensation program went into effect in which all participants are eligible to earn incentive compensation based on corporate financial performance, departmental, and individual goals as determined by each participant’s manager. All employees, except seasonal and temporary employees, are eligible to participate in the annual incentive plan. Positions are classified into various levels according to overall responsibilities within the organization and the impact each position has on the organization’s overall financial performance.

For the 2011 fiscal year, the Compensation Committee selected net income and the efficiency ratio as the corporate performance targets for the plan. The targeted net income for the 2011 fiscal year was $2.3 million and an efficiency ratio of 70.0%, with a reduced incentive amount available for payment if the Company achieved at least 95.0% of the target, or net income of $2.2 million and an efficiency ratio of less than 71.0%. Reported net income results for the 2011 fiscal year were above 95.0% of the targeted level of financial performance and the efficiency ratio was below 71.0%. Based on these results, there was $50,000 available company wide based on corporate performance and $50,000 available company wide based on individual and departmental goals.

The table below shows how each plan component for 2011 is weighted when evaluating each of the named executive officers:
		Individual/
	Corporate	Departmental
	Performance	Goals
Ralph J. Lober, II	100.0%	0.0%
Renee K. Wood	50.0%	50.0%
Paul B. Hugenberg, III	50.0%	50.0%

The total amount awarded for the incentive plan for each named executive officer is disclosed under the “Bonus” column of the Summary Compensation Table.

Long-term Compensation

Long-term compensation includes a qualified retirement plan in the form of a 401(k) Plan, a non-qualified Salary Continuation Program and the 2010 Omnibus Incentive Plan. The Company provides safe harbor contributions under the 401(k) Plan, matching up to 100% of the first 4.0% contributed by the employee. The amount contributed on behalf of the executive officers is determined in accordance with the provisions of the plan applicable to all employees. The Salary Continuation Plan is designed to retain executive and senior management personnel. Entrance to the Salary Continuation Plan is limited and is subject to meeting performance criteria, established by the Compensation Committee and approved by the Board of Directors. Under the 2010 Omnibus Incentive Plan, Restricted Stock awards will be made to all directors, executive officers and vice presidents during the 2012 fiscal year. The value of Restricted Stock granted to each participant will approximate 5% of each participant’s base salary. The Restricted Stock will vest on a four year graduated vesting schedule if certain specified net income performance targets as established by the Compensation Committee are achieved. These long-term incentive compensation plans are designed to promote a vested interest in the long-term strategic performance goals of the Company and discourage turnover among its executive officers and other employees.

The following table sets forth the cash compensation and certain other compensation paid or earned by the Company’s President and Chief Executive Officer, Chief Financial Officer and Chief Information Officer for each of the last three fiscal years ended June 30, 2011. The individuals listed in this table are sometimes referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (1)(2)	Total ($)
Ralph J. Lober, II	2011	$181,997	$14,727	$—	$—	$—	$48,806	$8,470	$254,000
President and Chief Executive Officer	2010	175,000	15,299	—	—	—	43,162	8,927	242,388

Renee K. Wood	2011	$103,690	$3,896	$—	$—	$—	$—	$4,148	$111,734
Senior Vice President, Chief Financial Officer/Treasurer	2010	94,255	4,101	—	—	—	—	3,770	102,126

Paul B. Hugenberg, III	2011	$112,868	$4,029	$—	$—	$—	$—	$4,515	$121,412
Senior Vice President and Chief Information Officer	2010	109,773	4,510	—	—	—	—	4,391	118,673

(1)	This column includes contributions by the Company for each of the named executive officers to the Consumers National Bank 401(k) Savings and Retirement Plan and Trust.
(2)
This column also includes perquisites for Mr. Lober received during the 2011 fiscal year. Perquisites for Mr. Lober totaled $1,190 for the personal use of a company car. None of the other named executive officers have any perquisites.

DEFINED CONTRIBUTION PLAN

Under the Consumers National Bank 401(k) Savings and Retirement Plan & Trust (401(k) Plan) as in effect during the fiscal year ended June 30, 2011, the Consumers National Bank’s Board of Directors has the discretion and authority to determine the amount to be contributed to the 401(k) Plan. The 401(k) Plan is administered by Consumers National Bank. Each participant in the 401(k) Plan has credited to their account a maximum of 4.0% of their annual salary, provided they have voluntarily contributed the same amount. The 401(k) Plan states that each participant shall be fully vested in the 401(k) Plan immediately upon contribution. Benefits under the 401(k) Plan cannot be estimated for the participants because the benefits are based upon future earnings of Consumers National Bank and future compensation of the participants. Part of the funds in the 401(k) Plan is vested in the participants in accordance with the 401(k) Plan. An eligible participant is one who has completed six months of service and has attained the age of 21. At the time of retirement, death, disability or other termination of employment, a participant is eligible to receive a distribution of all vested amounts credited to their account in either a single lump sum payment or a series of substantially equal installment payments over a period not longer than the joint life expectancy of the participant and beneficiary. The trustees of the 401(k) Plan are Ralph J. Lober and Laurie L. McClellan.

SALARY CONTINUATION PROGRAM

In September 1995, the Board of Directors of Consumers National Bank adopted a salary continuation program (Plan) to encourage the long-term retention of Consumers National Bank executives and avoid the cost of executive turnover. Pursuant to the Plan, salary continuation agreements were entered into between Consumers National Bank and certain executives. The participants in the Plan are determined by the Board of Directors. In 2008, all of the agreements were amended to comply with Internal Revenue Code Section 409A. On February 11, 2011, Mr. Lober, President and Chief Executive Officer, entered into an amended and restated salary continuation agreement that replaces a separate change of control entered into on May 7, 2007 and a prior salary continuation agreement entered into on August 29, 2008. The amended and restated agreement incorporates covenants against competition, solicitation or disclosure of confidential information that were previously contained in the change of control agreement. These agreements are collectively referred to as the “Amended Agreements.”

The Amended Agreements provide such executives (and, in the event of the executive’s death, surviving beneficiary) with 180 months of salary continuation payments equal to a certain percentage of an executive’s average compensation, as defined within each agreement, using three full calendar years prior to Normal Retirement Age. For purposes of these Amended Agreements, “Normal Retirement Age” means the executive’s 65th birthday. Vesting under the Amended Agreements commences at age 50 and is prorated until age 65. If an executive dies during active service, the executive’s beneficiary is entitled to the Normal Retirement Benefit. The executive can become fully vested in the Accrual Balance upon termination of employment following a disability. Following a change in control of the Bank, Mr. Lober can become fully vested and eligible to receive a payment equal to the greater of (1) two times Mr. Lober’s base salary in effect immediately preceding termination of employment or (2) the amount accrued by the Corporation as of the month preceding termination of employment. All the remaining executives participating in the Plan can become fully vested in the Accrual Balance upon termination of employment following a change in control of the Bank. For purposes of these Amended Agreements, “Accrual Balance” means the liability that should be accrued by the Company for the Company’s obligation to the executive under the Amended Agreements. For purposes of calculating the Accrual Balance, the discount rate in effect at June 30, 2011 was 5.25%.

PENSION BENEFITS

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ralph J. Lober	Salary Continuation Program	$125,288	$—

NONCOMPETITION AGREEMENT

A Noncompetition Agreement was entered into with Ms. Wood in order to restrict Ms. Wood’s availability to other employers or entities that compete with the Company in exchange for a payment of an amount equal to the aggregate of one times Ms. Wood’s annual rate of base salary upon termination of employment without cause by the Company; upon termination of employment within twelve consecutive months after a change in control is consummated; or a termination of employment for Good Reason (as defined in the agreement) by Ms. Wood.

If within 12 months following a change in control, a termination of employment occurs for any reason other than death, Disability (as defined in the agreement), or Cause (as defined in the agreement), a participant may receive a lump sum payment equal to one times annual rate of base salary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is not party to any change in control agreements with its current executive officers.  Under the Salary Continuation Program, Mr. Lober would have received a payment of $368,008 as of June 30, 2011 if a change of control had occurred and Mr. Lober was terminated. In connection with the Noncompetition Agreement, Ms. Wood would have received a payment of $106,690 as of June 30, 2011 if a change in control had occurred and Ms. Wood was terminated. Neither Mr. Lober nor Ms. Wood would receive a benefit payment under the Salary Continuation Program or Noncompetition Agreement if they were terminated for cause.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with Management. Based upon this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K, proxy or information statement.

Respectfully Submitted,
The Compensation Committee

Mr. Furey, Chairman
Mr. Goris
Mr. Johnson
Mr. Tonti

COMPENSATION COMMITTEE INTERLOCK
AND INSIDER PARTICIPATION

Ms. Laurie L. McClellan, the Company’s Chairman served on the Executive and Compensation Committees during the fiscal year ended June 30, 2011. Ms. McClellan, in serving on the Executive and Compensation Committees, did not participate in discussions or decision-making relative to her own compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Company’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Company believes that during the fiscal year ended June 30, 2011, its reporting persons complied with all Section 16(a) filing requirements, except a late Form 4 filing for Mr. Tonti.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Directors and executive officers of Consumers Bancorp and Consumers National Bank and their associates were customers of, or had transactions with, Consumers Bancorp or Consumers National Bank in the ordinary course of business during fiscal year ended June 30, 2011. Transactions with these persons are expected to continue to take place in the future. In the ordinary course of business, loans are made to officers and directors on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated third parties. Such loans do not, and will not, involve more than the normal risk of collectability or present other unfavorable features.

Mr. Goris, a director, is a partner and Vice President of A.A. Hammersmith Insurance Inc. and, in the ordinary course of business, the Company has retained the services of A.A. Hammersmith Insurance Inc. for insurance needs and may continue to retain their services in the future.

Mr. Kiko, a director, is a real estate auctioneer and, in the ordinary course of business, the Company has retained the services of Kiko Auctioneers and Kiko Realty to liquidate property and may continue to retain their services in the future.

Consumers National Bank is party to an operating lease agreement for the Malvern Branch location with Furey Holdings, LLC. Mr. Furey is the managing member of Furey Holdings, LLC. This leasing arrangement and the terms of the lease were unanimously approved by directors without an interest in the transaction.

The SEC rules require disclosure of any family relationship among directors and executive officers. Mr. Kiko, director, is first cousin to Janice E. Kishman, spouse of director, Mr. Kishman.

Each officer and director is expected to bring any relationship or transaction with the Company in which he or she has a direct or indirect interest to the attention of the Board of Directors. The non-interested directors review the transaction and consider, among other things, whether the transaction impacts the independence of any independent Board member, whether the related party’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party.

AUDIT COMMITTEE REPORT

Consumers Bancorp’s Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2011. In addition, the Audit Committee has discussed with Crowe Horwath LLP, the independent registered public accounting firm for Consumers Bancorp, the matters required by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1. AU 380) and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

The Audit Committee has received written disclosures from Crowe Horwath LLP required by Independence Standards Board Standard No. 1. The Audit Committee has discussed with Crowe Horwath LLP its independence from Consumers Bancorp.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to Consumers Bancorp’s Board of Directors that the audited financial statements be included in Consumers Bancorp’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the Securities and Exchange Commission.

Respectfully Submitted,
The Audit Committee

Mr. Tonti, Chairman
Mr. Furey
Mr. Kiko
Mr. Kishman
Mr. Schmuck

Independent Registered Public Accounting Firm

Crowe Horwath LLP audited the consolidated financial statements for the year ended June 30, 2011. Representatives of Crowe Horwath LLP will attend the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent auditors for audits of the Company’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent auditors may be engaged to perform audit-related services and must pre-approve 100% of any audit and non-audit related service performed by the independent auditors.

Crowe Horwath LLP billed the Company $80,400 and $97,100 for the fiscal years ended June 30, 2011 and June 30, 2010, respectively. The table below sets forth the aggregate fees billed by Crowe Horwath LLP for services rendered to the Company and its affiliates for the fiscal years 2011 and 2010.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2011	$72,500	$—	$7,900	$—
2010	$89,500	$—	$7,600	$—

The “Tax Fees” for 2011 and 2010 related principally to filing, compliance and tax strategy planning.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2012 Annual Meeting of Shareholders and who wishes to have the proposal included in Consumers Bancorp’s proxy statement and form of proxy for that meeting must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than May 18, 2012.

Any shareholder who intends to present a proposal, other than as set forth above, at the 2012 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than August 1, 2012 or such proposal will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by August 1, 2012.

SHAREHOLDER COMMUNICATIONS

Any shareholder may send communications to the Board of Directors through the Company’s Corporate Secretary, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors, or the appropriate committee, as soon as practicable. Shareholders may also send communications to the presiding non-management director of the Board by sending correspondence to Audit Chairman, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657.

FORM 10-K ANNUAL REPORT

The Form 10-K Annual Report for the fiscal year ended June 30, 2011 has been mailed concurrently with this Proxy Statement to shareholders of record. The Form 10-K Annual Report does not constitute a part of the proxy material. Shareholders may request a copy of any of the Company’s filings at no cost by writing or e-mailing the Company at the following address or e-mail address: Consumers Bancorp, Inc., Attn: Theresa J. Linder, 614 East Lincoln Way, Minerva, Ohio 44657 or e-mail to shareholderrelations@consumersbank.com.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting the proxies.

CUMULATIVE VOTING

Under the General Corporation Law of Ohio, if a shareholder desires cumulative voting for election of the directors, then the shareholder must provide written notice to the President or the Secretary of Consumers Bancorp not less than 48 hours before the time fixed for holding the Annual Meeting. Upon announcement of this notice at the Annual Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder may cast as many votes in the election of directors as the number of directors to be elected multiplied by the number of shares held. The votes may be cast for one nominee or distributed among as many nominees as the shareholder desires.

At this time it is not known whether there will be cumulative voting for the election of directors at the meeting. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

By Order of the Board of Directors

Laurie L. McClellan
Chairman

Minerva, Ohio
September 16, 2011

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
CONSUMERS BANCORP, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 26, 2011

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Consumers Bancorp, Inc., hereby appoints Theresa Linder and Cipriano Beredo, or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with full power of substitution, to vote all common shares of Consumers Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at The Quarry Golf Club, 5650 Quarry Lake Drive SE, Canton, Ohio, on Wednesday, October 26, 2011, at 12:00 P.M. (local time), or at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified hereon:

Unless otherwise indicated, the proxies will vote **FOR** the Proposals

	For	With-hold	For All Except
Proposal One: To elect four Class II directors to serve a three-year term until the Annual Meeting of Shareholders in 2014.	☐	☐	☐

Class II Directors:
(01) Bradley Goris
(02) David W. Johnson
(03) Laurie L. McClellan
(04) Harry W. Schmuck, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
Proposal Two: For the transaction of any other business that may properly come before the meeting or any adjournment thereof.	☐	☐	☐

Other Business:

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any and all adjournments thereof.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Mark here if you plan to attend the meeting → ☐

Detach above card, sign, date and mail in postage paid envelope provided.

CONSUMERS BANCORP, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Note: The signature(s) on this proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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PROXY MATERIALS ARE AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/5748

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